EXHIBIT 99.1
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NEXTWAVE WIRELESS INC.
                                                          12670 HIGH BLUFF DRIVE
                                                             SAN DIEGO, CA 92130

                                                           FOR IMMEDIATE RELEASE

                                                                 JANUARY 3, 2007

                    NEXTWAVE WIRELESS TO ACQUIRE GO NETWORKS

  ACQUISITION PROVIDES NEXTWAVE WITH CARRIER-CLASS, METRO-SCALE WI-FI SOLUTION


SAN DIEGO, CA - January 3, 2007 - NextWave Wireless Inc. (NASDAQ: WAVEV) announced today that it has signed a definitive agreement to acquire GO Networks Inc., a privately-held company headquartered in Mountain View, CA with research and development facilities in Tel Aviv, Israel. GO Networks develops advanced mobile Wi-Fi network solutions for service providers looking to deploy campus and municipal Wi-Fi systems with carrier-class quality, coverage, capacity and performance.

GO Networks' Metro Broadband Wireless (MBW) system is a highly-scalable Wi-Fi network solution optimized to deliver cost-effective, next-generation mobile data, voice, and multimedia services. Utilizing xRF(TM) technology, a proprietary adaptive beamforming antenna engine, and an innovative, self-organizing and multi-frequency mesh architecture, GO's MBW solution is designed to deliver exceptional network performance and operating economics.

"After extensive field testing of several metro-scale Wi-Fi network systems, we selected GO's Metro Broadband Wireless system as the most competitive and cost-effective Wi-Fi network solution for NextWave," said Allen Salmasi, president and chief executive officer of NextWave Wireless. "GO Networks' pioneering Wi-Fi technology is a natural complement to NextWave's WiMAX product line and will enhance our ability to deliver high-performance, wide-area and local-area wireless broadband services using stand-alone or integrated Wi-Fi/WiMAX solutions that utilize both licensed and license-exempt spectrum. We look forward to working closely with the outstanding team at GO to provide service providers with world-class, metro Wi-Fi network solutions that deliver the quality, capacity, and performance they demand."

"NextWave is making excellent progress in developing their next-generation WiMAX chipsets, network components and other key elements of their innovative, end-to-end wireless broadband system. We are very excited about the opportunity to integrate technologies developed by GO Networks into NextWave's solution and

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look forward to working with their Network Services Group to offer highly-competitive Wi-Fi and WiMAX-based solutions to our customers worldwide," said Oz Leave, Chief Executive Officer and President of GO Networks.

Under the terms of the agreement, NextWave will pay approximately $13.3 million in cash at closing. Additional consideration of up to $25.7 million will be paid in NextWave common stock, based on the achievement of certain operational milestones in the 18 month period subsequent to the closing of the acquisition, as specified in the agreement. NextWave will also assume GO's existing obligations totaling approximately $7.46 million, of which $1.33 million will be paid at closing and the balance will remain in place following the merger. The acquisition of GO Networks, which will operate as a wholly owned subsidiary of NextWave Wireless, is subject to various standard closing conditions and is expected to close in the first quarter of 2007.


ABOUT NEXTWAVE WIRELESS

NextWave Wireless is engaged in the development of next-generation mobile broadband and wireless multimedia products, technologies, and services for mobile device and network infrastructure manufacturers and for wireless service operators. Founded in 2005 and comprised of highly experienced wireless industry veterans from AT&T Wireless, Intel, Microsoft, Motorola, Nokia, QUALCOMM, and Texas Instruments, NextWave Wireless develops WiMAX semiconductors, network components and complete wireless LAN/WAN network solutions. Its PacketVideo subsidiary, a global provider of embedded multimedia software for mobile phones and converged devices, provides a wide range of multimedia solutions to many of the leading wireless carriers and handset manufacturers worldwide. NextWave has acquired a nationwide spectrum footprint in the U.S. that covers 247 million people and owns nationwide WiMAX spectrum in Germany through a majority-controlled joint venture. The Company intends to partner with companies to deploy next-generation wireless broadband networks on its spectrum that utilizes its next-generation wireless broadband products and technologies. Visit NextWave Wireless at www.NextWave.com.

ABOUT GO NETWORKS

GO Networks provides carrier-class, 802.11 based mobile broadband wireless solutions for wide area, high capacity metropolitan deployments that can deliver the performance, scalability, quality and economics that network operators require. GO Networks was founded in 2003 and has its corporate headquarters in Mountain View, CA. GO Networks' R&D facility is based in Tel Aviv, Israel with additional operations in Frankfurt, Germany, and Shanghai, China. Visit GO Networks at www.gonetworks.com.

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NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking statements" for purposes of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. There can be no assurances that forward-looking statements will be achieved, and actual events or results could differ materially from the events or results predicted or from any other forward-looking statements made by, or on behalf of, NextWave, and should not be considered as an indication of future events or results. Important factors that could cause actual events or results to differ materially include: our ability to develop and commercialize mobile broadband products and technologies; consumer acceptance of WiMAX technology; our ability to enter into and maintain network partner relationships;; changes in government regulations; changes in capital requirements; and other risks described in filings with the Securities and Exchange Commission. These risks and uncertainties, as well as others, are discussed in greater detail in the filings of NextWave with the Securities and Exchange Commission. All such documents are available through the SEC's website at www.sec.gov. NextWave makes no commitment to revise or update any forward-looking statements in order to reflect changes in events or circumstances after the date any such statement is made, except as may be required pursuant to applicable law.


MEDIA CONTACTS:

Roy Berger
NextWave Wireless Inc.
(203) 742-2572
rberger@nextwave.com


Oz Leave
GO Networks Inc.
(+972 54 6666355)
Oz@gonetworks.com


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